SCHEDULE A
TO THE
PLACEMENT AGENCY AGREEMENT
BETWEEN
KINETICS PORTFOLIOS TRUST
AND
KINETICS FUNDS DISTRIBUTOR, INC.

Pursuant to Section 1 of the Placement Agency Agreement between KINETICS PORTFOLIOS TRUST (the "Company") and KINETICS FUNDS DISTRIBUTOR, INC. ("KFDI"), the Company hereby appoints KFDI as its agent to be the private placement agent of the Company with respect to its following series:

The Internet Portfolio
The Internet Emerging Growth Portfolio
The Paradigm Portfolio
The Medical Portfolio
The Small Cap Opportunities Portfolio
The Kinetics Government Money Market Portfolio
The Market Opportunities Portfolio
The Water Infrastructure Portfolio

Dated:	March 5, 2007